Exhibit 10.03

September 15, 2013

Mr. Christoph Mainusch
/redacted/

Dear Christoph,

I am pleased to confirm that the Board of Directors of Central European Media Enterprises Ltd. (CME) has approved your appointment as co-Chief Executive Officer (co-CEO). This letter agreement sets out the principal terms of your appointment.

1.	Appointment. The appointment is for an indefinite period, effective from September 16, 2016 (Commencement Date).

2.
Employer. In your capacity as co-CEO, you will be employed directly by CME Media Services Limited (CME MS) under an employment agreement governed by English law. You will be based in Prague, Czech Republic.

3.	Position. As co-CEO, you will have primary responsibility for the operations of CME.

4.
Basic Salary. Your annual basic salary shall be USD 800,000. Payments will be made monthly in arrears in Czech koruna (CZK) based on the CZK-USD exchange rate in effect on the Commencement Date in respect of the period through December 31, 2013 and on each January 1 in respect of each year thereafter. In the event the amount of salary you would have been entitled to receive in CZK in any calendar year, following conversion of such amount using the average CZK-USD exchange rate for such calendar year, is greater than the amount you did receive, the difference will be added to your salary payable in the first month of the following calendar year. In the event the amount of salary you would have been entitled to receive in CZK in any calendar year, following conversion of such amount using the average CZK-USD exchange rate for such calendar year, is less than the amount you did receive, the difference will be withheld from your basic salary payable in the first month of the following calendar year.

5.
Annual Bonus. For the year ending December 31, 2013, you are entitled to earn a bonus of USD 200,000 for achieving objectives of the business and its operations for the remainder of the year that are reasonably established by the Compensation Committee of CME. Thereafter, you shall be entitled to earn an annual bonus under the CME Management Compensation Policy. The amount of bonus you are entitled to earn will be determined by the Compensation Committee of CME and be based on a target of 100% of your annual basic salary. According to the CME Management Compensation Policy, you are entitled to earn a maximum bonus of up to 200% of your annual basic salary. Payments of bonuses are made in the month following the month in which they are earned, in accordance with the payroll requirements of CME MS.

6.
RSUs. Prior to December 15, 2013, CME will grant you an award of such number of restricted stock units that have a value equal to USD 300,000. Such restricted stock units shall vest in four equal instalments over four years. For the annual grant in 2014, CME will grant you an award of such number of restricted stock units that have a value equal to USD 400,000. One half of such restricted stock units shall vest in four equal instalments over a period of four years and one half shall vest in accordance with performance criteria determined by the Compensation Committee of CME at the time of grant. All restricted stock units shall be subject to CME’s Amended and Restated Stock Incentive Plan.

7.
Termination. You agree to provide CME MS six months’ written notice if you wish to terminate the employment agreement with CME MS. In the event CME MS does not exercise its right to payment in lieu of notice in connection with such notice from you, you shall be entitled to earn a pro-rated bonus for the achievement of bonus targets in the corresponding year through the termination date. Your employment may be terminated by CME MS at any time without cause, in consideration of a severance payment equal to (i) two times your annual basic salary and (ii) the pro-rated portion of your target bonus for the year in which termination occurs, or for cause, without any additional payment. If your employment is terminated by CME MS without cause, the Compensation Committee of CME will consider in good faith and in its absolute discretion vesting all unvested RSUs as of the termination date.

8.
Other benefits. In connection with your employment as co-CEO, you shall be entitled to (i) a car allowance in the aggregate amount of USD 2,500 per month (as well as such operating costs thereof as are subject to reimbursement under the CME Group Expenses Policy), (ii) an amount equal to USD 20,000 incurred in connection with your relocation to Prague in 2013, and (iii) the a reasonable amount for tuition fees charged by an international school in Prague, Czech Republic (grossed up to cover applicable taxes, where relevant) in respect of attendance by your child for each school year from the 2013/2104 school year until the earlier of (x) the date that is twelve months from the date of your termination as co-CEO; (y) the date upon which you are no longer based in Prague, Czech Republic pursuant to your employment agreement with CME MS or otherwise; and (z) when your child reaches the age of 18.

9.
Definitive Agreement. You agree to enter into agreements with CME MS reflecting the terms set out above as soon as practicable and not later than September 30, 2013. Such agreements shall contain other customary terms, including in respect of non-competition (for a period of twelve months following the date of termination by CME MS for any reason or following the date of delivery of notice of termination by you), corporate opportunities, confidentiality and intellectual property).

10.	Legal Fees. CME will pay or cause to be reimbursed up to USD 10,000 of reasonable legal fees incurred by you in connection with the negotiation of your employment agreement with CME MS.

11.
Confidentiality. You agree that you will have access to and be entrusted with information in respect of the business, dealings, financing, transactions, technical know-how and affairs of the CME and of clients, customers and suppliers, all of which information is or may be confidential. You undertake to CME that from your appointment throughout the term of your employment and after, you shall treat this agreement and all information which may be created by you or which may be received by you in the course of your employment in confidence and shall not disclose such information to any person or use such information other than for the purpose of your employment, provided that the above obligations shall not apply to information which is (i) used or disclosed in the proper performance of your duties or with the consent of CME; (ii) ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or (iii) in or comes into the public domain (other than due to a default by you).

12.
Governing law. This letter will be governed by, and construed in accordance with, English law. You agree to submit to the exclusive jurisdiction of the courts of England and Wales in respect of any dispute hereunder.

CME undertakes to procure that CME MS fulfils its obligations hereunder until CMS MS has entered into an employment agreement with you.

If you are in agreement with the foregoing, please execute duplicate copies of this letter and return one to my attention.

[Signatures appear on the following page]

Sincerely,

Central European Media Enterprises Ltd.

/s/ Bruce Maggin
Bruce Maggin
Chairman
Compensation Committee of the Board of Directors

Accepted and agreed,

/s/ Christoph Mainusch
Christoph Mainusch

Date: September 15, 2013